Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of the 9TH day of January 2026 (the “Effective Date”), by and between NEXTPLAT CORP, a Nevada corporation with offices at 400 Ansin Blvd, Suite A, Hallandale Beach, FL 33009 (the “Corporation”), and AMANDA FERRIO (the “Employee”), under the following circumstances:

RECITALS:

A.         The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B.         The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.    Terms of Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.    Duties. The Employee shall serve as Chief Financial Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with her position, as may be, from time to time, assigned to her by the Chief Executive Officer (“CEO”) and/or Board of Directors of the Corporation. During the Term (as defined in Section 3), the Employee shall devote all of her full business time and efforts to the performance of her duties hereunder unless otherwise authorized by the CEO. Employee shall notify Corporation of any physical, mental, or emotional incapacity resulting from injury, sickness or disease that affects Employee’s ability to perform the duties and responsibilities of Employee’s position.

3.    Term of Employment.

(a)    The term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on the Effective Date. The term of this Agreement may be extended by the CEO, at his sole and absolute discretion, for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.    Compensation of Employee.

(a)    The Corporation shall pay the Employee as compensation for her services hereunder, in bi-weekly installments during the Initial Term, the sum of $225,000.00 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable laws and regulations. The Corporation shall review the Base Salary on an annual basis and has the right, but not the obligation, to increase it, but such salary shall not be decreased during the Term.

(b)    In addition to the Base Salary set forth in Section 4(a), the Employee shall be entitled to receive (i) an auto allowance in the amount of $650 per month and (ii) an annual cash bonus if the Corporation meets or exceeds criteria set forth by the CEO or adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning bonuses which criteria shall be adopted by the Compensation Committee annually.

(c)    Equity Awards. Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the CEO AND Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(d)    The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of her employment, consistent with the Corporation’s policy for reimbursement of expenses which may be modified from time to time without notice.

(e)    The Employee shall receive group medical benefits for herself and her family of the same type as other employees of similar rank and title of the Company. The Company shall pay the cost of such health insurance in full. Dental and vision insurance are paid by the Employee. The Employee shall also receive such additional benefits, as per the Employee Handbook, and in accordance with the Company’s standard practices.

5.    Termination.

(a)    This Agreement and the Employee’s employment hereunder shall terminate upon the earliest to occur of any of the following events:

(i)    Death: meaning upon the Employee’s death;

(ii)    Total Disability: meaning upon the Employee’s “Total Disability” (as defined in Section 22(c)(3) of the Internal Revenue Code of 1986, as amended);

(iii)    Termination for Cause: meaning by the Corporation for “Cause” as defined in Section 5(b) below;

(iv)    Termination Without Cause: meaning the Corporation may terminate the Employee’s employment without Cause at any time. Upon a termination without Cause, and subject to the Employee’s execution of a customary release, the Corporation shall provide the Employee with: (1) six (6) months of Base Salary, payable in accordance with the Corporation’s normal payroll practices; and (2) payment of COBRA premiums for up to six (6) months following the date of termination, or until the Employee becomes eligible for group health coverage through subsequent employment, whichever occurs first; or

(v)    Resignation for Good Reason: meaning a resignation by the Employee for “Good Reason” shall be treated as a termination without Cause. “Good Reason” shall include: (i) material diminution in Employee’s duties, authority, or responsibilities; (ii) a material reduction in Base Salary or bonus opportunity; (iii) relocation of the Employee’s principal work location by more than 35 miles; or (iv); (vi) a material breach of this Agreement by the Corporation. Employee must provide written notice within ninety (90) days of the initial event constituting Good Reason, and the Corporation shall have forty-five (45) days to cure.

(vi)    Non-Renewal (Expiration of Agreement or the then current renewal term): meaning a “non-renewal” shall mean solely the natural expiration of the then-current term of this Agreement in accordance with Section 3. Upon a Non-Renewal, the Employee’s employment shall continue through the final day of the Agreement’s term, and the Employee shall be entitled to: (i) all Base Salary earned through the expiration date; (ii) all accrued but unpaid compensation; (iii) all accrued benefits under applicable plans; and (iv) reimbursement of duly incurred expenses. A Non-Renewal shall not entitle the Employee to severance unless the Corporation’s conduct independently constitutes a termination without Cause or provides Good Reason for resignation.

(b)    For purposes of this Agreement, the term “Cause” shall mean:

(i)         conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, theft, embezzlement, or moral turpitude; or

(ii)         theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Corporation; or

(iii)         willful misconduct or gross negligence that is materially and demonstrably harmful to the Corporation; or

(iv)         willful failure to follow lawful and reasonable instructions of the CEO or Board after written notice to the Employee specifying the issue in reasonable details, and a period of forty-five (45) days to cure such failure, if curable; or

(v)         any material breach of this Agreement by Employee, which breach, if curable, is not cured within forty-five (45) days after written notice specifying the breach in reasonable detail.

For any termination for Cause to be effective, the Board of Directors must provide written notice to the Employee specifying the basis for Cause in reasonable detail, and the Board, by a majority vote, must affirm that the conduct in question constitutes Cause.

6.    Effects of Termination.

(a)    Death or Total Disability: Upon termination of the Employee’s employment pursuant to Section 5(a)(i) or 5(a)(ii), in addition to the accrued but unpaid compensation through the date of death or Total Disability and any other benefits accrued to her under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee or her estate or beneficiaries, as applicable, shall be entitled to the following additional benefits: (i) continued provision for a period of six (6) months following the Employee’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Corporation to Employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of death or Total Disability earned prior to the date of termination.

(b)    Termination Without Cause or Resignation for Good Reason: Upon termination of the Employee’s employment pursuant to Section 5(a)(iv) or 5(a)(v), the Employee shall receive the severance benefits described in Section 5(a)(iv), subject to execution of a release. For clarity, a Non-Renewal does not trigger severance, except where the Corporation’s conduct independently constitutes (i) a termination without Cause, or (ii) Good Reason as defined in Section 5(a)(v).

(c)    Termination for Cause or Voluntary Resignation Without Good Reason: Upon termination under Section 5(a)(iii) (for Cause) or voluntary resignation without Good Reason, the Employee shall receive: (i) accrued but unpaid compensation through the date of termination; (ii) reimbursement of business expenses; and (iii) accrued benefits under Benefit Plans.

(d)    Any payments required to be made hereunder by the Corporation to the Employee shall continue to the Employee’s beneficiaries in the event of her death until paid in full.

(e)    The Employee agrees that the termination of this Agreement or the expiration of the term of this Agreement or the termination of the Employee’s employment by the Corporation pursuant to the terms hereof shall not release the Employee from any of the Employee’s non-competition, non-disclosure and/or non-solicitation obligations contained herein.

7.    Time Off. In additional to standard holidays, the Employee shall be entitled to take reasonable amounts of time off for vacation, illness, and personal matters during which period her salary shall be paid in full. Discretionary absences of longer than one week should be scheduled at such times as the Employee and the Corporation shall determine is mutually convenient and must be approved in advance by the CEO of the Corporation.

8.          Disclosure of Confidential Information.

(a) The Employee recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, developments, customer dealings, financial and other data, accounting methods, third party contracts and agreements, know-how, trade secrets and business plans. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Employee during the course of her employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Employee has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder.

(b)         The Employee affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c)         In the event that the Employee’s employment with the Corporation terminates for any reason, the Employee shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Corporation, provided same do not contain any Confidential Information whatsoever.

(d)         Post-Termination Assistance. Upon the Employee’s termination of employment with the Corporation, the Employee agrees to reasonably cooperate in all matters relating to the winding up or pending work on behalf of the Corporation and the orderly transfer of work to other employees of the Corporation following any termination of the Employees’ employment. The Employee further agrees that Employee will provide, upon reasonable notice, such information and assistance to the Corporation as may reasonably be requested by the Corporation in connection with any audit, governmental investigation, litigation, or other dispute in which the Corporation is or may become a party and as to which the Employee has knowledge; provided, however, that (i) the Corporation agrees to reimburse the Employee for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Employee’s then current employment. The Employee specifically acknowledges and agrees that any payments owed to the Employee, other than severance payments, may be withheld by the Corporation until such time as Employee fully complies with this provision. Employee acknowledges and agrees that such provision is fair and reasonable, and Employee has voluntarily agreed to the terms and conditions of this provision. This provision shall survive the termination of the Employee’s employment with the Corporation.

9.         Non-Competition and Non-Solicitation.

(a)         The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Employee’s employment hereunder for a period of six (6) months after the termination of Employee’s employment for whatever reason, and regardless of whether the termination is voluntary or involuntary, within the Territory.

(b)         The Employee hereby agrees and covenants that she shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Employee shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Employee’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and for a period of one (1) year after the termination of the Employee’s employment for whatever reason, and regardless whether the termination in voluntary or involuntary, within the Territory. The Employee hereby acknowledges and agrees that if the Employee’s employment with the Corporation is terminated, the Employee will be able to earn a livelihood without violating any of the restrictions contained in this Agreement concerning non-competition, non-solicitation of employees, non-solicitation of customers or otherwise, and the Employee’s ability to earn such a livelihood without violating such restrictions is a material condition to the Corporation’s employment of the Employee.

In addition,

(1)         The Employee hereby agrees and covenants that she shall not, without prior written consent of the Corporation, engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean eCommerce sales, development and/or services, including, but not limited to, those in connection to “crypto” related businesses and services, which shall also include, but not be limited to, commerce, development, sales and/or service relating to NFTs, which compete with the Corporation.

(2)         The Employee hereby agrees and covenants that she shall not, without prior written consent of the Corporation, recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation.

(3)         The Employee hereby agrees and covenants that she shall not, without prior written consent of the Corporation, attempt in any manner to solicit or accept from any customer of the Corporation, with whom Employee had significant contact during Employee’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; or

(4)         Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation.

With respect to the activities described in this Section (9), particularly including, but not limited to, the subsections (1), (2), (3) and (4) above, the restrictions of this shall continue during the Term and, upon termination of the Employee’s employment for a period of six (6) months thereafter. Further, the obligations as set forth pursuant to these Sections shall be extended by the length of time during which the Employee shall have been in breach of any of the provisions of this Agreement. The provisions of this Section (9) shall expressly survive termination of this Agreement and/or termination of the Employee’s employment with the Corporation.

10.    Inventions and Patents.

Employee agrees that all (i) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, financial methodology, financial analysis methodology, funding procedures, and all similar or related information which directly relate to the business of the Corporation or any of its subsidiaries or affiliates, or to the business or other businesses which the Corporation or any of its subsidiaries or affiliates has taken action to pursue, and (ii) research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Corporation, its subsidiaries or its affiliates (collectively, the “Work Product”) belong to the Corporation or such subsidiary or affiliate. Employee will promptly disclose all such Work Product to the Corporation, and will perform all actions reasonably requested by the Corporation (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery to the Corporation of such assignments, consents, powers of attorney and other instruments which the Corporation may request from time to time).

11.    Section 409A.

The provisions of this Agreement are intended to comply, where applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

12.    Indemnification.

The Employee shall indemnify and save the Corporation harmless from and against any and all claims, demands, and actions against the Corporation arising out of the Employee’s activities or the Employee’s breach of this Agreement, and shall reimburse the Corporation for any and all costs, damages and expenses, including, without limitation, all reasonable attorney's fees, which the Corporation pays or becomes obligated to pay by reason of such activities or breach. The provisions of this Section shall not be construed to void or limit any of the other rights granted to the Corporation or duties assumed by the Employee pursuant to this Agreement.

To the fullest extent permitted by law, the Corporation shall indemnify, defend, and hold the Employee harmless from and against any and all losses, claims, demands, liabilities, judgements, fines, penalties, costs, expenses (including reasonable attorney’s fee and expenses) and actions against the Employee arising out of, relating to, or resulting from any claim, action, suit, investigation, or proceeding (whether civil, criminal, administrative, or investigative) to which the Employee is made a party or threatened to be made a party by reason of the Employee’s status or activities as an employee, officer, or agent of the Corporation, provided that such indemnification shall not apply to acts or omissions constituting fraud, willful misconduct, or gross negligence. The Corporation shall advance to the Employee all reasonable attorneys’ fees and other expenses incurred in connection with any proceeding covered by this Section 12, within thirty (30) days of receipt of a written request for such advancement. Such advancement shall be made prior to the final disposition of the proceeding and shall not be conditioned upon any determination of the Employee’s entitlement to indemnification. The Employee agrees to repay such amounts only if it is determined by a court of competent jurisdiction that the Employee is not entitled to indemnification.

The Corporation shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering the Employee on terms no less favorable than those provided to any other officer or director of the Corporation. The Corporation shall not amend, cancel, fail to renew, or reduce the scope or limits of such coverage in a manner adverse to the Employee without providing comparable replacement coverage. Additionally, D&O Insurance must be maintained for at least six (6) years post-employment.

The indemnification and advancement rights provided in this Section 12 shall be in addition to, and not exclusive of, any other rights the Employee may have at law, in equity, under the Corporation’s bylaws or certificate of incorporation, under any insurance policy, or pursuant to a vote of the Board of Directors.

The provisions of this Section 12 shall survive the termination of this Agreement and the Employee’s employment for any reason and shall continue for so long as the Employee may be subject to any proceeding covered by this Section.

13.    Miscellaneous.

(a)    The Employee acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by her of this Agreement, specifically including, but not limited to, Sections 8, 9, or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)    This is a personal services employment agreement. Consequently, the Employee may not assign or delegate any of her rights or duties under this Agreement without the express written consent of the Corporation.

(c)    The Employee hereby represents and warrants to the Corporation that, except as otherwise disclosed in this Agreement, as of the date of this Agreement, the Employee is not subject to or otherwise restricted by the terms, provisions or conditions of any other non-competition, non-solicitation and/or other covenant or restriction with respect to any former employer of the Employee or otherwise, and that the Employee may freely, and without restriction, (i) solicit prospective customers, suppliers, employees, agents, managers, consultants, directors, and independent contractors for and on behalf of the Corporation, and (ii) compete, and assist the Corporation to compete, with any and all competitors of the Corporation, for and on behalf of the Corporation, subject only to the terms, provisions and conditions of this Agreement. The representations and warranties of the Employee set forth under this provision shall expressly survive termination of this Agreement and/or termination of the Employee’s employment with the Corporation.

(d)    This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. It is the intention of the parties that the provisions of this Agreement hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid, a Court of competent jurisdiction is empowered and authorized to delete or modify as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

(e)    No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f)    This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(g)    The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(i)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consent to the jurisdiction and venue of the federal and state courts located in the State of Florida.

(j)    Dispute Resolution; Arbitration; Waiver of Jury Trial: Except for actions seeking injunctive or equitable relief related to the Employee’s obligations under Sections 8, 9, or 10, any dispute, controversy, or claim arising out of or relating to this Agreement, the Employee’s employment, or the termination thereof shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules. The arbitration shall take place in Broward or Miami-Dade County, Florida, unless otherwise mutually agreed. The arbitration shall be conducted before a single neutral arbitrator selected in accordance with AAA rules. The arbitrator shall have the authority to award any relief authorized by law, including injunctive relief, compensatory damages, and attorneys’ fees where applicable. Each party shall bear its own administrative, arbitration, and attorneys’ fees unless otherwise awarded by the arbitrator pursuant to applicable law.

BY ENTERING INTO THIS AGREEMENT, THE EMPLOYEE AND THE CORPORATION KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Sections 13(i) and 13(j) shall survive the termination of the Employee’s employment and the termination or expiration of this Agreement.

(k)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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CORPORATION:

NEXTPLAT CORP

____________________________

By: DAVID PHIPPS

Title: Chief Executive Officer

EMPLOYEE:

______________________________

By: AMANDA FERRIO